Exhibit E






                             STOCKHOLDERS AGREEMENT,



                            dated as of May 16, 2002



                                  by and among



                            MONEYLINE NETWORKS, LLC,



                       Video Network Communications, Inc.

                                       and

                           THE MANAGEMENT STOCKHOLDERS













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                                Table of Contents

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ARTICLE I CERTAIN DEFINITIONS............................................................................2
            1.1             Defined Terms................................................................2

ARTICLE II TRANSFERS OF RESTRICTED SECURITIES............................................................5
            2.1             Restrictions Generally; Securities Act.......................................5
            2.2             Legend.......................................................................6
            2.3             Sale of the Company..........................................................6

ARTICLE III PREEMPTIVE RIGHTS............................................................................7
            3.1             Preemptive Rights............................................................7
            3.2             Notice.......................................................................7
            3.3             Exercise.....................................................................7
            3.4             Limitations..................................................................7

ARTICLE IV CORPORATE GOVERNANCE..........................................................................8
            4.1             Significant Transactions.....................................................8
            4.2             Board of Directors...........................................................8
            4.3             Removal......................................................................9
            4.4             Vacancies...................................................................10
            4.5             By-Laws.....................................................................10

ARTICLE V CERTAIN COVENANTS OF THE PARTIES..............................................................11
            5.1             Holdback Obligations........................................................11

ARTICLE VI MISCELLANEOUS    11
            6.1             Governing Law...............................................................11
            6.2             Entire Agreement; Amendments................................................11
            6.3             Term........................................................................11
            6.4             Certain Actions.............................................................11
            6.5             Inspection..................................................................12
            6.6             Recapitalization, Exchanges, Etc., Affecting Restricted Securities..........13
            6.7             Waiver......................................................................13
            6.8             Successors and Assigns......................................................13
            6.9             Remedies....................................................................13
            6.10            Invalid Provisions..........................................................13
            6.11            Headings....................................................................14
            6.12            Further Assurances..........................................................14
            6.13            Gender......................................................................14
            6.14            Counterparts................................................................14
            6.15            Notices.....................................................................14
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                                       i

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EXHIBITS


Exhibit A - Form of Joinder Agreement

Exhibit B - Form of Amended and Restated By-Laws






                                       ii

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            AGREEMENT, dated as of May 16, 2002 (the "Effective Date"), by and among MONEYLINE NETWORKS, LLC, a Delaware limited liability company ("Moneyline"), and Video Network Communications, Inc., a Delaware corporation (the "Company"). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed thereto in Article I.

                                    RECITALS

            WHEREAS, Moneyline, B2BVideo Network Corp. ("B2B") and the Company are parties to a Stock Purchase Agreement dated May 16, 2002 (the "Stock Purchase Agreement"), and the Company and B2B are parties to an Agreement and Plan of Merger dated May 16, 2002 (the "Merger Agreement") and, concurrently with this Agreement, have consummated the transactions contemplated therein (the "Transactions"), whereby (i) B2B Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, has merged with and into B2B with B2B surviving; and (ii) Moneyline beneficially owns 36,250,000 shares of Common Stock (as defined below);

            WHEREAS, OEP has provided the funding to Moneyline in connection with the Transactions;

            WHEREAS, pursuant to the Stock Purchase Agreement, the Board (as defined below), as of the date hereof, consists of six (6) individuals, 3 of whom are Affiliates (as defined below) of Moneyline or OEP;

            WHEREAS, the Company will file within one day of the date of this Agreement all filings required by Rule 14f-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Commission (as defined below), and upon the expiration of the ten day period from such filing, will appoint Charles Auster to the Board;

            WHEREAS, the parties hereto wish to further establish the nature of their relationship and set forth their agreement concerning the governance of the Company following consummation of the Transactions as well as certain matters relating to the ownership of Common Stock by Moneyline.

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I
                               CERTAIN DEFINITIONS

            1.1         Defined Terms

                        (a) The following capitalized terms, when used in this Agreement, have the respective meanings set forth below:

                        "Affiliate" means, with respect to any Person, any other
            Person that controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with its correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.

                        "Agreement" means this Stockholders Agreement and the
            exhibits hereto, as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

                        "Board" means the Board of Directors of the Company.

                        "Closing Date" means the date of the closing of the
            purchase and sale of shares of Common Stock pursuant to the Stock Purchase Agreement.

                        "Commission" means the Securities and Exchange
            Commission.

                        "Common Stock" means the Common Stock, par value $.01
            per share, of the Company, any securities into which such Common Stock shall have been changed or any securities resulting from any reclassification or recapitalization of such Common Stock, and all other securities of any class or classes (however designated), other than any participating preferred stock, of the Company the holders of which have the right, without limitation as to amount, after payment on any securities entitled to a preference on dividends or other distributions upon any dissolution, liquidation or winding-up, either to all or to a share of the balance of payments upon such dissolution, liquidation or winding-up.

                        "Diluted Basis" means, with respect to the calculation
            of the number of shares of Common Stock, all shares of Common Stock outstanding at the time of determination and all shares issuable upon the exercise, conversion or exchange, as applicable, of all outstanding securities exercisable, convertible or exchangeable for or into shares of Common Stock.

                        "Independent Director" means a director of the Company
            who is not a Moneyline Nominee and who (i) is not an officer, employee or director of any of Moneyline or its Affiliates, and (ii) has no affiliation or compensation, consulting or contractual relationship with Moneyline or its Affiliates such that a reasonable person would regard such director as likely to be unduly influenced by any of such Persons.

                        "Joinder Agreement" means a Joinder Agreement
            substantially in the form attached hereto as Exhibit A.

                        "Management Stockholders" means any director, officer,
            employee, consultant or agent of the Company or any of its subsidiaries which has executed a Stock Option Purchase Agreement and a Joinder Agreement, so long as any such Person shall hold Restricted Securities.

                        "Moneyline Stockholders" means Moneyline and each Person
            to whom Moneyline Transfers any Restricted Securities, so long as any such Person shall hold Restricted Securities.

                        "OEP" means One Equity Partners LLC, a Delaware limited
            liability company.

                         "Person" means an individual, partnership, corporation,
            limited liability company or partnership, trust, unincorporated organization, joint venture, government (or agency or political subdivision thereof) or any other entity of any kind.

                        "Pro Rata" means, with respect to one or more
            Stockholders, in proportion to the number of shares of Common Stock on a Diluted Basis owned by such Stockholder or Stockholders.

                        "Restricted Securities" means (i) with respect to
            Moneyline and OEP, the Common Stock, any other securities exercisable, exchangeable or convertible for or into Common Stock and any securities issued with respect to any of the foregoing as a result of any stock dividend, stock split, reclassification, recapitalization, reorganization, merger, consolidation or similar event or upon the conversion, exchange or exercise thereof and any other securities designated as such by the Board; and (ii) with respect to the Management Group, any shares of Common Stock issued pursuant to a Stock Option Purchase Agreement.

                        "Sale of the Company" means the sale of the Company
            (whether by merger, consolidation, recapitalization, reorganization, sale of securities, sale of assets or otherwise) in one transaction or series of related transactions to a Person or Persons not an Affiliate, directly or indirectly, of any Moneyline Stockholder pursuant to which such Person or Persons (together with its Affiliates) acquires (i) securities representing at least a majority of the voting power of all securities of the Company, assuming the conversion, exchange or exercise of all securities convertible, exchangeable or exercisable for or into voting securities, or (ii) all or substantially all of the Company's assets on a consolidated basis.

                        "Securities Act" means the Securities Act of 1933, as
            amended, and the rules and regulations of the Commission thereunder.

                        "Significant Transaction" means:

                                    (i) the authorization, issuance or sale of
any capital stock or debt securities or securities exercisable, convertible or exchangeable for or into capital stock or debt securities or any option, warrant or other right to acquire the same, of, or any other interest in, the Company or any subsidiary of the Company, other than securities issued pursuant to existing option plans, securities issued upon exercise of convertible securities existing as of the date hereof, or any amendment or modification of any security of the Company or any subsidiary of the Company, whether or not outstanding as of the date hereof;

                                    (ii) the redemption, purchase or other
acquisition of any securities of the Company or any subsidiary of the Company;

                                    (iii) any amendment to, or modification,
repeal or waiver of any provision of, the Certificate of Incorporation or By-laws of the Company or any subsidiary of the Company;

                                    (iv) the declaration or payment of any
dividend or other distribution by the Company with respect to the capital stock of the Company;

                                    (v) the entering into, or the adoption of
any amendment to or modification, repeal or waiver of, any provision of any compensation plan, arrangement, contract or agreement relating to the compensation of, or other benefits arrangements for, any employee of the Company or any subsidiary of the Company, in each case, other than ordinary course salary arrangements for non-executive officers;

                                    (vi) the dissolution, liquidation or
winding-up of the Company or any subsidiary of the Company;

                                    (vii) the commencement, initiation,
continuation or settlement of any suit, action or proceeding before any court, governmental or regulatory agency or arbitral body, relating to the Company or any subsidiary of the Company and involving amounts in excess of $250,000;

                                    (viii) the appointment or removal of the
independent auditors of the Company or any subsidiary of the Company or modification of significant accounting methods or policies of the Company or any subsidiary of the Company;

                                    (ix) the adoption of any significant change
to the business plan and budget of the Company;

                                    (x) the filing of a voluntary petition in
bankruptcy or commencement of a voluntary legal procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness or other similar law now or hereafter in effect, the consent to the entry of an order for relief in an involuntary case under such law or the application for or consent to the appointment of a receiver, liquidator, assignee, custodian or trustee (or similar official) of the Company or any subsidiary of the Company;

                                    (xi) any merger, consolidation,

recapitalization or other business combination to which the Company or any subsidiary of the Company is a party or any sale of all or substantially all of the assets of the Company or any subsidiary of the Company;

                                    (xii) the appointment or removal of any
executive officer of the Company or any subsidiary of the Company;

                                    (xiii) the establishment of any committee of
the Board;

                                    (xiv) the acquisition by the Company or any
subsidiary of the Company of any equity securities of any Person or securities convertible into or exercisable or exchangeable for an equity interest in any Person, including, without limitation, any other instrument of Indebtedness issued by any Person, where the aggregate purchase price of such securities, whether in one or a series of related transactions, is greater than $250,000;

                                    (xv) the acquisition of any assets by the
Company or any subsidiary of the Company in a single transaction or series of related transactions having a value in excess of $250,000 in the aggregate; and

                                    (xvi) taking any action, directly or
indirectly, in contemplation of any of the foregoing.

                        "Stockholders" means each of the Moneyline Stockholders
            and the Management Stockholders.

                        "Stock Option Purchase Agreements" means the Stock
            Option Purchase Agreements entered into, at any time or from time to time on or after the date hereof, by the Company and any Management Stockholder, as any such agreement may be amended, restated or modified from time to time, and any other agreement designated as such by the Company.

                        "Transfer" means, directly or indirectly, any sale,
            transfer, assignment, hypothecation, pledge or other disposition of any Restricted Securities or any interests therein.

                              (b) Unless otherwise provided herein, all
accounting terms used in this Agreement shall be interpreted in accordance with United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis.



                                   ARTICLE II
                       TRANSFERS OF RESTRICTED SECURITIES

            2.1         Restrictions Generally; Securities Act

                        (a) Each Management Stockholder agrees that it will not, directly or indirectly, Transfer any Restricted Securities in violation of this Agreement. Any attempt by any Management Stockholder to Transfer any Restricted Securities in violation of this Agreement shall be null and void and neither the issuer of such securities nor any transfer agent of such securities shall give any effect to such attempted Transfer in its stock records.

                        (b) Each Management Stockholder agrees that it will not Transfer any Restricted Securities except pursuant to an effective registration statement under the Securities Act, or, unless waived by the Board, upon receipt by the Company of an opinion of counsel to the Stockholder reasonably satisfactory to the Company or, if agreed by the Board, counsel to the Company, or a no-action letter from the Commission addressed to the Company, to the effect that no registration statement is required because of the availability of an exemption from registration under the Securities Act.

            2.2         Legend

                        (a) Each certificate representing Restricted
Securities shall be endorsed with the following legends and such other legends as may be required by applicable state securities laws:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT, DATED AS OF MAY 16, 2002, AS SUCH AGREEMENT MAY BE AMENDED, RESTATED OR MODIFIED FROM TIME TO TIME, AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE PROVISIONS THEREOF AND ANY TRANSFEREE OF THESE SECURITIES SHALL BE SUBJECT TO THE TERMS OF SUCH AGREEMENT. COPIES OF THE FOREGOING AGREEMENT ARE MAINTAINED WITH THE CORPORATE RECORDS OF THE ISSUER AND ARE AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICES OF THE ISSUER."

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR (II) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER OR UNDER APPLICABLE STATE SECURITIES LAWS."

                        (b) Any certificate issued at any time in exchange or substitution for any certificate bearing such legends (except a new certificate issued upon the completion of a Transfer pursuant to a registered public offering under the Securities Act and made in accordance with the Securities Act) shall also bear such legends, unless in the opinion of counsel for the Company, the Restricted Securities represented thereby are no longer subject to the provisions of this Agreement or the restrictions imposed under the Securities Act or state securities laws, in which case the applicable legend (or legends) may be removed.

            2.3         Sale of the Company

                        If the Moneyline Stockholders desire to effect a Sale of the Company, such Moneyline Stockholders shall notify each the Management Stockholders, in writing, of such desire and the terms and conditions of such proposed sale. Notwithstanding any other provision of this Agreement, each such Management Stockholder shall take all necessary and desirable actions reasonably requested by such Moneyline Stockholders in connection with the consummation of such Sale of the Company, and if such transaction is structured as a sale of Restricted Securities, within ten (10) business days of the receipt of such notice (or such longer period of time as such Moneyline Stockholders shall designate in such notice) such other Stockholders shall cause all of their respective Restricted Securities to be sold to the designated purchaser on the same terms and conditions, for the same per share consideration and at the same time as the Restricted Securities being sold by such Moneyline Stockholders. In furtherance of, and not in limitation of the foregoing, in connection with a Sale of the Company, each Management Stockholder will, (a) consent to and raise no objections against the Sale of the Company or the process pursuant to which it was arranged, (b) waive any dissenter's rights and other similar rights and (c) execute all documents containing such terms and conditions as those executed by such Moneyline Stockholders as directed by such Moneyline Stockholders. All Management Stockholders will bear their Pro Rata share of the costs and expenses incurred for the benefit of all Stockholders and not otherwise paid by the Company or the purchaser in connection with a Sale of the Company. Costs incurred by any Management Stockholder on its own behalf will not be shared by the Moneyline Stockholders.

                                  ARTICLE III
                                PREEMPTIVE RIGHTS

            3.1         Preemptive Rights

                        If, at any time after the Closing Date for so long as the Moneyline Stockholders shall be entitled to designate at least one Moneyline Nominee (as defined below) for election to the Board, the Company proposes to issue and sell shares of Common Stock or any other voting securities of the Company to any Person, the Moneyline Stockholders shall have the right to purchase from the Company a number of shares of Common Stock or any other voting securities of the Company sufficient to maintain following such transaction the same Pro Rata interest in the shares of Common Stock or any other voting securities of the Company as immediately prior to such transaction. Such purchase by the Moneyline Stockholders shall be on the same terms and conditions as such purchase by such Person. Each such issuance and sale to any Person shall be subject to the rights set forth in this Article III.

            3.2         Notice

                        If the Company proposes to issue shares of Common Stock or any other voting securities of the Company in accordance with this
Article III, it shall give the Moneyline Stockholders written notice of such issuance, describing the price and terms upon which the Company intends to issue the same and the amount eligible to be purchased by the Moneyline Stockholders.

            3.3         Exercise

                        Upon receipt by the Moneyline Stockholders of the written notice of the Company pursuant to Section 3.2 above, the Moneyline Stockholders shall have ten (10) business days during which to exercise the right pursuant to Section 3.1 above to purchase the proportionate share of Common Stock or any other voting securities of the Company proposed to be issued and sold for the price and upon the terms specified in such notice. If the Money Stockholders fail to notify the Company of its exercise of such rights within such twenty (20) business day period, the Money Stockholders shall have no further rights with regard to such purchase by such Person at the price and upon the terms specified in the notice, subject to Section 3.4 below.

            3.4         Limitations

                        If the Company has not sold the shares of Common Stock or any other voting securities of the Company identified in the notice given pursuant to Section 3.2 within ninety (90) days following the expiration of the twenty (20) business day period referred to in Section
3.3 above, the Company shall not thereafter issue or sell any such shares to such Person without also offering the same to the Money Stockholders in the manner provided above.

                                   ARTICLE IV
                              CORPORATE GOVERNANCE

            4.1         Significant Transactions

                        For so long as the Moneyline Stockholders own 25% or more of the shares of Common Stock of the Company, the consent of Moneyline shall be required prior to entering into any Significant Transaction.

            4.2         Board of Directors

                        (a) Number of Directors. From and after the date hereof, each Stockholder shall vote or cause to be voted all shares of Common Stock and any other voting securities of the Company over which such Stockholder has voting control, or execute a written consent in lieu of such a meeting of stockholders, and shall take all actions necessary, to ensure the election to the Board of at least seven (7) individuals. For so long as the Moneyline Stockholders own 25% or more of the shares of Common Stock of the Company, if the Moneyline Stockholders request that the number of individuals constituting the Board be changed, by written notice delivered to the Company, the size of the Board shall be changed to such number and each Stockholder hereby agrees to vote all shares of Common Stock owned by such Stockholder and other securities over which such Stockholder has voting control to effect such change in the size of the Board or to consent in writing to effect such change in the size of the Board upon such request.

                        (b) Election of Moneyline Directors.

                                    (i) For so long as the Moneyline
Stockholders own 50% or more of the shares of Common Stock or any other voting securities of the Company owned by Moneyline on the date hereof, each Stockholder shall vote or cause to be voted all shares of Common Stock and any other voting securities of the Company over which such Stockholder has voting control, at any regular or special meeting of stockholders called for the purpose of filling positions on the Board, or execute a written consent in lieu of such a meeting of stockholders for the purpose of filling positions on the Board, and shall take all actions necessary, to ensure the election to the Board of four (4) individuals to be designated by Moneyline (each, a "Moneyline Nominee", and collectively, the "Moneyline Nominees"), the Chief Executive Officer of the Company (the "CEO") and two (2) Independent Directors.

                                    (ii) For so long as the Moneyline
Stockholders own less than 50% but at least 25% of the shares of Common Stock or any other voting securities of the Company owned by Moneyline on the date hereof, each Stockholder shall vote or cause to be voted all shares of Common Stock and any other voting securities of the Company over which such Stockholder has voting control, at any regular or special meeting of stockholders called for the purpose of filling positions on the Board, or execute a written consent in lieu of such a meeting of stockholders for the purpose of filling positions on the Board, and shall take all actions necessary, to ensure the election to the Board of three (3) Moneyline Nominees, the CEO and three (3) Independent Directors.

                                    (iii) For so long as the Moneyline
Stockholders own less than 25% of the shares of Common Stock or any other voting securities of the Company owned by Moneyline on the date hereof, each Stockholder shall vote or cause to be voted all shares of Common Stock and any other voting securities of the Company over which such Stockholder has voting control, at any regular or special meeting of stockholders called for the purpose of filling positions on the Board, or execute a written consent in lieu of such a meeting of stockholders for the purpose of filling positions on the Board, and shall take all actions necessary, to ensure the election to the Board of a number of Moneyline Nominees that is proportionate to the number of shares of Common Stock or any other voting securities of the Company held by the Moneyline Stockholder, the CEO and such number of Independent Directors as is necessary to fill any remaining position on the Board.

                              (c) Replacements. If prior to his or her election
to the Board pursuant to Section 3.2(b), any Moneyline Nominee shall be unable or unwilling to serve as a director of the Company, the Moneyline Stockholders that nominated such Moneyline Nominee shall nominate a replacement who shall then be a Moneyline Nominee for purposes of Section 3.2(b).

                              (d) Committees.

                                    (i) For so long as a Moneyline Nominee shall
be a member of the Board, each committee of the Board, including the executive, audit, nominating and compensation committees, shall include at least one Moneyline Nominee at all times.

                                    (ii) From and after the date hereof and
until the appointment of Charles Auster to the Board in accordance with Section 4.2(e), no committee of the Board shall take any action and the consent of the majority of the Board (other than Charles Auster) shall be required to approve and adopt any action for or on behalf of the Company.

                              (e) Composition of Board as of the Date Hereof.
Pursuant to the Stock Purchase Agreement and contemporaneously with the date hereof, the Board consists of the following six (6) individuals (i) David Walsh,
(ii) Alexander Russo, (iii) Jonathan Robson, (iv) Carl Muscari, (v) Richard S. Friedland, and (vi) Eugene R. Cacciamani. Upon the expiration of the ten day period following the date of filing of all forms required by Rule 14f-1 of the Exchange Act with the Commission, the Company, the Board and each Stockholder shall take all action necessary to appoint Charles Auster to the Board.

            4.3         Removal

                        (a) If the Moneyline Stockholders that designated a Moneyline Nominee pursuant to Section 4.2(b) request, by written notice to the other Stockholders, that such Moneyline Nominee elected as a director be removed (with or without cause), such director shall be removed and each Stockholder hereby agrees to vote all shares of Common Stock owned by such Stockholder and other securities over which such Stockholder has voting control to effect such removal or to consent in writing to effect such removal upon such request. No director that is a Moneyline Nominee shall be removed without cause except as provided in this Section 4.3.

                        (b) If at any time a member of the Board resigns or is removed (in accordance with this Section 4.3 or otherwise), a new member of the Board shall be designated to replace such member until the next election of directors. If consistent with Section 4.2(b), the replacement director is to be a Moneyline Nominee, the Moneyline Stockholders shall designate the replacement Moneyline Nominee. If the former member was the CEO, the replacement CEO shall be the replacement. Except as set forth in
Section 4.3(d) below, if consistent with Section 4.2(b), the replacement director is to be an Independent Director, the remaining members of the Board shall designate the replacement Independent Director.

                        (c) Subject to Section 4.3(d) below, if at any time the number of Moneyline Nominees entitled to be nominated to the Board in accordance with this Agreement in an election of directors presented to stockholders would decrease, within 10 days thereafter the Moneyline Stockholders shall cause a sufficient number of Moneyline Nominees to resign from the Board so that the number of Moneyline Nominees on the Board after such resignation(s) equals the number of Moneyline Nominees that the Moneyline Stockholders would have been entitled to designate had an election of directors taken place at such time. The Moneyline Stockholders shall also cause a sufficient number of Moneyline Nominees to resign from any relevant committees of the Board so that such committees are comprised in the manner contemplated by Section 4.02(d) after giving effect to such resignations. Any vacancies created by the resignations required by this
Section 4.3(c) shall be filled by Independent Directors.

                        (d) If at any time the percentage of Common Stock or other voting securities of the Company held by the Moneyline Stockholders decreases as a result of an issuance of Common Stock or other voting securities of the Company, the Moneyline Stockholders may notify the Company that the Moneyline Stockholders intend to acquire a sufficient amount of additional shares of Common Stock or other voting securities of the Company necessary to maintain the Moneyline Stockholders then current level of Board representation within twenty (20) business days. In such event, until the end of such period (and thereafter if the Moneyline Stockholders in fact restore their percentage of Common Stock or other voting securities of the Company during such period to maintain the requisite level of ownership of Common Stock or other voting securities in accordance with Section 4.2(b)), the Board shall continue to have the number of Moneyline Nominees as prior to such issuance of Common Stock or other voting securities of the Company.

            4.4         Vacancies

                        In the event that a vacancy is created on the Board at any time by the death, disability, retirement, resignation or removal (with or without cause) of a director who is a Moneyline Nominee, the Moneyline Stockholders may designate a new Moneyline Nominee to fill the vacancy.

            4.5         By-Laws

                        The Company shall cause the amendment of its by-laws (the "By-Laws") to reflect the provisions of Article IV of this Agreement (other than Section 4.2(d)(ii)) and such other matters as the parties hereto may reasonably agree. The form of such amended By-Laws is attached hereto as Exhibit B. Those provisions of the By-Laws reflecting the terms of Article IV of this Agreement shall not be amended during the term of this Agreement without the express written consent of the Moneyline Stockholders. The Company and the Moneyline Stockholders shall each take or cause to be taken all lawful action necessary to ensure at all times that the Company's certificate of incorporation and the By-Laws are not at ant times inconsistent with the provisions of this Agreement.

                                   ARTICLE V
                        CERTAIN COVENANTS OF THE PARTIES

            5.1         Holdback Obligations

                        Unless otherwise agreed to by the Moneyline
Stockholders, each Management Stockholder agrees (a) not to effect any sale or distribution of equity securities of the Company, or any securities convertible, exchangeable or exercisable for or into such securities, during the seven (7) days prior to, and the 180-day period beginning on, the effective date of any underwritten public offering of Common Stock registered under the Securities Act (except as part of such underwritten registration), unless the managing underwriters of the registered public offering otherwise agree and (b) to enter into such standstill agreements and related agreements as such managing underwriters may request.

                                   ARTICLE VI
                                  MISCELLANEOUS

            6.1         Governing Law

                        The corporate laws of the State of Delaware will govern all questions concerning the relative rights of the Company and its stockholders hereunder. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

            6.2         Entire Agreement; Amendments

                        This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may be amended, modified or supplemented only by a written instrument duly executed by the Company and the Moneyline Stockholders, except that any amendment, modification or supplement that materially, adversely and disproportionately affects, as a group, the Management Stockholders shall require the consent of the holders representing more than fifty percent (50%) of the total number of shares of Restricted Securities on a Diluted Basis then held by the Management Stockholders. In the event of an amendment, modification or supplement of this Agreement in accordance with its terms, the Stockholders hereby agree to vote their shares of Common Stock to approve any necessary amendments to the Certificate of Incorporation and By-Laws of the Company resulting therefrom.

            6.3         Term

                        This Agreement shall terminate upon the earliest to occur of (a) the tenth anniversary of the Closing Date and (b) a Sale of the Company.

            6.4         Certain Actions

                        Unless otherwise expressly provided herein,
whenever any action is required under this Agreement by: the Moneyline Stockholders, it shall be by the affirmative vote of the holders representing more than fifty percent (50%) of the total number of shares of Restricted Securities on a Diluted Basis then held by the Moneyline Stockholders as a group, or as otherwise agreed in writing by the Moneyline Stockholders as a group.

            6.5 Inspection

                        For so long as this Agreement shall remain in effect, this Agreement shall be made available for inspection by any Stockholder at the principal executive offices of the Company.

            6.6         Recapitalization, Exchanges, Etc., Affecting Restricted
Securities

                        The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Restricted Securities, to any and all shares of the Company capital stock or any successor or assign of the Company (whether by merger, consolidation, sale of assets, or otherwise, including shares issued by a parent corporation in connection with a triangular merger) which may be issued in respect of, in exchange for, or in substitution of, Restricted Securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications and the like occurring after the date hereof.

            6.7         Waiver

                        No waiver by any party of any term or condition of this Agreement, in one or more instances, shall be valid unless in writing, and no such waiver shall be deemed to be construed as a waiver of any subsequent breach or default of the same or similar nature.

            6.8         Successors and Assigns

                        Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns (including, without limitation, transferees of Restricted Securities); provided, however, that (a) nothing contained herein shall be construed as granting any Management Stockholder the right to Transfer any Restricted Securities except in accordance with this Agreement, and (b) unless otherwise provided in the terms of the Transfer, none of the provisions of this Agreement, other than those set forth in Sections 2.1 and 2.2 to the extent those Sections require compliance with the Securities Act, delivery of opinions of counsel and placement of Securities Act (or state securities laws) legends or other legends, shall apply to any Transfer of Restricted Securities (or to the transferee thereof) subsequent to a Transfer of those securities pursuant to a registered public offering under the Securities Act made in accordance with the Securities Act.

            6.9         Remedies

                        In the event of a breach by any party to this Agreement of its obligations under this Agreement, any party injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages and costs (including reasonable attorneys' fees), will be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

            6.10        Invalid Provisions

                        If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

            6.11        Headings

                        The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

            6.12        Further Assurances

                        Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

            6.13        Gender

                        Whenever the pronouns "he" or "his" are used herein they shall also be deemed to mean "she" or "hers" or "it" or "its" whenever applicable. Words in the singular shall be read and construed as though in the plural and words in the plural shall be construed as though in the singular in all cases where they would so apply.

            6.14        Counterparts

                        This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

            6.15        Notices

                        All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed by prepaid first class mail, return receipt requested, or mailed by overnight courier prepaid to the parties at the following addresses or facsimile numbers:

                              (a) If to Moneyline:

                              Moneyline Networks, LLC
                              233 Broadway
                              New York, NY  10279
                              Facsimile No.:  212-553-2598
                              Attn:  Alexander Russo

                              with a copy to:

                              Skadden, Arps, Slate, Meagher & Flom LLP
                              4 Times Square
                              New York, NY  10036
                              Facsimile No.:  917-777-3050
                              Attn:  Joseph A. Coco, Esq.

                              (b) If to OEP, to:

                              One Equity Partners LLC
                              320 Park Avenue, 18th Floor
                              New York, NY  10022
                              Attn:  Richard M. Cashin, Jr.

                              (c) If to the Company, to:

                              Video Network Communications, Inc.
                              50 International Drive
                              Portsmouth, New Hampshire 03801
                              Facsimile No.:  (603) 334-6742
                              Attn:  Robert Emery, Chief Financial Officer

                              with a copy to:

                              Mintz, Levin, Cohn, Ferris, Glovsky and Popeo,P.C. 666 Third Avenue, 25th Floor
                              New York, NY  101017
                              Facsimile No.:  212-983-3115
                              Attn:  Kenneth Koch, Esq.

                        (d) If to a Stockholder other than a Moneyline Stockholder, to the address of such Person set forth in the stock records of the Company.

All such notices, requests and other communications will (w) if delivered personally to the address as provided in this Section 6.15 be deemed given upon delivery, (x) if delivered by facsimile transmission to the facsimile number as provided in this Section 6.15 be deemed given upon facsimile confirmation, and
(y) if delivered by mail in the manner described above to the address as provided in this Section 6.15 upon the earlier of the third business day following mailing or upon receipt and (z) if delivered by overnight courier to the address as provided in this Section 6.15, be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 6.15). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                    COMPANY:
                                    --------

                                    VIDEO NETWORK COMMUNICATIONS, INC.


                                    By: /s/ Robert Emery
                                        -------------------------------------
                                        Name:  Robert Emery
                                        Title: Chief Financial Officer


                                    MONEYLINE STOCKHOLDERS:
                                    -----------------------

                                    MONEYLINE NETWORKS, LLC


                                    By: /s/ Alexander Russo
                                        -------------------------------------
                                        Name:  Alexander Russo
                                        Title: Executive Vice President,
                                               Business Development and
                                               General Counsel